Exhibit 99.1

THE TILE SHOP NAMES CABELL LOLMAUGH AS DIRECTOR AND CEO

MINNEAPOLIS – December 20, 2018 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, announced today that its Board of Directors has named Cabell (Cabby) Lolmaugh as the Company’s next president and chief executive officer, effective January 1, 2019.  Mr. Lolmaugh, 40, is a 17-year veteran of the Company who will also join its Board of Directors. As the Company’s new CEO, Mr. Lolmaugh’s top priority will be to continue the Company’s initiatives to deliver the best product assortment, best presentation and best service.

Cabby Lolmaugh – Background and Experience

After serving four year years in the U.S. Marine Corps., Mr. Lolmaugh joined the Company in 2001, working in the warehouse of the Company’s Roseville, MN store, which is one of the Company’s largest and most successful stores. From that time through 2012, he served in various roles at several locations, including Store Manager in Roseville, MN and Chicago, IL.  In 2014, Mr. Lolmaugh was asked to develop and lead the Company’s pro customer strategy. Under his leadership, the Company developed various programs focused on training, product assortment, merchandising and marketing to increase the level of service to the pro customer.

In 2016, he became the Company’s first Director of Talent Development and was responsible for creating and implementing a comprehensive new sales associate and store manager training program nationwide. This work included launching new training, development and compensation programs for new sales associates and senior assistant store managers, which became the foundation of the Company’s talent development strategy. In 2017, Mr. Lolmaugh was promoted to Vice President of Retail Stores West, where he was responsible for the leadership and management of approximately half of the Company’s stores.

Since February 19, 2018, Mr. Lolmaugh has been Senior Vice President and Chief Operating Officer, and has led the Company’s efforts to pivot back to the business model that proved successful for over 30 years.  This included increasing the Company’s product assortment by over 2,000 skus,  implementing new merchandising and display features, enhancing the Company’s regional store management structure, improving the sales associate compensation system, and strengthening the Company’s connection with its professional channel partners.

Management Commentary – Cabby Lolmaugh,  current COO and named CEO

“I am honored and privileged to have earned this opportunity from Bob and the Board.  It is a very exciting time for The Tile Shop.  Our entire team has worked extremely hard and fast over the past 13 months to position our Company for success.   We are positioned well to execute our stated strategy to deliver the best products, the best presentation and the best service in the industry.  We will continue to be relentless in this pursuit.”

Management Commentary – Robert Rucker, interim CEO

“Cabby has been instrumental in getting our Company back to the Tile Shop Way of doing business.  He clearly showed me and the rest of the Board that he understands our business and more importantly he knows what our customers need.  This includes helping homeowners romance their home through our vast tile options and pro customers maximize their business through us.  It was clear early on that Cabby had the knowledge and his actions this year give us confidence that we are on track and that he can lead us as we transition to profitable growth in 2019.  The Company will be in good hands with Cabby.”

Board Commentary – Peter Kamin, Chairman

“On behalf of the Board, I would like to thank Bob for filling in as the interim CEO.  As founder of our Company he was a strong and stabilizing presence for the organization during this period of change.  Plus, with his vast knowledge and experience, it gave us time to take a methodical approach to the succession process which allowed us to develop and select the right candidate for the long term success of the Company.  We are thrilled with Cabby’s performance over his career with us, in particular this year as we evaluated him to become the CEO.  We look forward to a very exciting future with Cabby leading the Company.  We also look forward to Bob staying involved as a Board member and a mentor consultant to Cabby.”

Contacts:

Investors and Media:

Ken Cooper

763-852-2950

ken.cooper@tileshop.com

About The Tile Shop

The Tile Shop (Nasdaq: TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. Each store is outfitted with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio, a collaborative platform to create customized 3-D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 140 stores in 31 states and the District of Columbia, with an average size of 20,200 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.